News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications:	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
FOURTH QUARTER DIVIDEND

(Columbus, IN, December 5, 2005) Irwin Financial Corporation (NYSE: IFC) today announced a dividend of $0.10 per share to be paid on December 30, 2005, to all shareholders of record on December 16, 2005. The dividend rate is a $0.02 per share or 25 percent increase as compared with the dividend paid in the same quarter a year earlier.

Irwin® Financial Corporation (http://www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, and Irwin Commercial Finance -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.